Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2006

RESULTS; PROVIDES 1st QUARTER AND FULL YEAR 2007 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, FEBRUARY 22, 2007

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2006. Highlights of the results include:

❑	Fourth quarter over year earlier period:

•	Site leasing revenue growth of 73.5%

•	Tower cash flow growth of 70.8%

•	Operating income growth of $2.2 million

•	Loss from continuing operations decreased from $32.3 million to $24.3 million

•	Adjusted EBITDA growth of 76.6%

•	Equity Free Cash Flow per share growth of 54%

Operating Results

Total revenues in the fourth quarter of 2006 were $96.8 million, compared to $72.4 million in the year earlier period, an increase of 33.6%. Site leasing revenue of $74.4 million was up 73.5% over the year earlier period and site leasing segment operating profit (as defined below) of $54.1 million was up 74.2%, over the year earlier period. Site leasing contributed 95.4% of the Company’s total segment operating profit in the fourth quarter of 2006.

Tower Cash Flow (as defined below) for the three months ended December 31, 2006 was $53.9 million, a 70.8% increase over the year earlier period. Tower Cash Flow margin for the three months ended December 31, 2006 was 74.8%, a 20 basis point improvement over the year earlier period. SBA excludes from the Tower Cash Flow calculation the non-cash impact from straight-line calculations used to determine leasing revenue and ground rent expense.

Site development revenues were $22.3 million in the fourth quarter of 2006 compared to $29.5 million in the year earlier period, a 24.3% decrease. Site development segment operating profit was $2.6 million in the fourth quarter of 2006, compared to $2.4 million in the year earlier period. Site development segment operating profit margin was 11.8% in the fourth quarter of 2006, compared to 8.0% in the year earlier period.

Selling, general and administrative expenses were $10.8 million in the fourth quarter of 2006, compared to $7.1 million in the year earlier period. Included in selling, general and administrative expenses in the current period were non-cash compensation charges of $1.2 million and AAT one-time integration, transaction and severance costs of $0.5 million, compared to non-cash compensation charges of $0.1 million in the year earlier period. Net loss for the fourth quarter of 2006 was $24.3 million or $(.23) per share, compared to a net loss of $32.3 million or $(.38) per share in the year earlier period.

Adjusted EBITDA (as defined below) in the fourth quarter was $47.5 million, compared to $26.9 million in the year earlier period, or a 76.6% increase. Adjusted EBITDA margin was 50.4% in the fourth quarter of 2006 compared to 37.5% in the year earlier period. SBA defines Adjusted EBITDA to exclude, among other items, the non-cash impact from straight-line calculations used to determine site leasing revenue and ground rent expense.

Net cash interest expense and non-cash interest expense, less amortization of deferred financing fees and excluding the impact of interest rate hedging, was $24.3 million and zero, respectively, in the fourth quarter of 2006, compared to $9.1 million and $5.5 million in the year earlier period.

Equity free cash flow (defined below) for the three months ended December 31, 2006 was $20.8 million compared to $10.6 million in the year earlier period. Equity free cash flow was $.20 per share in the three months ended December 31, 2006 compared to $.13 per share in the year earlier period.

“The fourth quarter was a solid finish to an exceptional year for SBA,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “In 2006 we increased the size of our tower portfolio by over 60% and reestablished ourselves as nationwide tower owners. We improved our balance sheet by financing our indebtedness entirely with mortgage-backed securities, which materially reduced our interest costs. The combination of portfolio growth and reduced interest costs, together with strong customer activity and organic growth on our high-quality tower portfolio throughout 2006, allowed SBA to produce industry-leading growth in equity free cash flow per share. We believe that we are extremely well positioned for continued success in 2007 and we expect customer activity and organic growth to remain strong. We intend to continue to stay busy adding quality towers to our portfolio and actively managing our balance sheet. As a result, we expect to deliver in 2007 another year of tremendous growth in equity free cash flow per share.”

Investing Activities

During the fourth quarter of 2006, SBA purchased 61 towers and built 15 towers, and as of December 31, 2006 SBA owned 5,551 towers. The 61 towers were purchased for an aggregate amount of $23.7 million, with the consideration consisting of approximately $9.7 million in cash and approximately 506,000 shares of SBA common stock. Total cash capital expenditures for the fourth quarter of 2006 were $24.6 million, consisting of $2.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $22.6 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases).

Since December 31, 2006, SBA has purchased 16 additional towers. The 16 towers were purchased for an aggregate amount of $11.5 million, paid in cash. The Company has agreed to purchase an additional 148 towers for an aggregate amount of $48.4 million, $29.2 million of which may be paid at the Company’s option through the issuance of SBA common stock. Any acquisitions not funded with stock will be paid for in cash. The Company anticipates that these acquisitions will be consummated by the end of the second quarter of 2007.

Financing Activities and Liquidity

SBA ended the fourth quarter with $1.555 billion of commercial mortgage-backed pass-through certificates outstanding, no borrowings outstanding under the Company’s $160 million senior credit facility, and net debt of $1.47 billion. Liquidity at December 31, 2006 was approximately $108.2 million, consisting of $80.6 million of cash and restricted cash and approximately $27.6 million of availability under the senior credit facility. The Company’s net debt to Annualized Adjusted EBITDA leverage ratio was 7.8x at December 31, 2006.

Outlook

The Company is providing its first quarter and Full Year 2007 Outlook for anticipated results from continuing operations. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended March 31, 2007			Full Year 2007
	($’s in millions)
Site leasing revenue	$74.5	to	$76.5	$303.0	to	$323.0
Site development revenue	$19.0	to	$21.0	$90.0	to	$100.0
Total revenues	$93.5	to	$97.5	$393.0	to	$423.0
Tower cash flow	$54.0	to	$56.0	$222.0	to	$242.0
Adjusted EBITDA	$46.0	to	$48.5	$200.0	to	$210.0
Net interest expense(1)	$22.2	to	$22.7	$90.0	to	$91.0
Cash taxes paid	$0.3	to	$0.5	$1.0	to	$2.0
Non-discretionary cash capital expenditures(2)	$2.0	to	$2.5	$8.0	to	$10.0
Equity free cash flow(3)	$20.3	to	$24.0	$97.0	to	$111.0
Discretionary cash capital expenditures(4)	$30.0	to	$35.0	$75.0	to	$80.0

(1)	Excludes amortization of deferred financing fees and impact of interest rate hedging.
(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as EBITDA less net interest expense, non-discretionary cash capital expenditures and cash taxes.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earnouts and ground lease purchases. We plan on building 80 to 100 new towers in 2007 for our ownership. First quarter and full year expenditure guidance includes all completed acquisitions and approximately $15 million and $30 million, respectively, of cash expenditures related to pending acquisitions described above.

Conference Call Information

SBA Communications Corporation will host a conference call Friday, February 23, 2007 at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, February 23, 2007 at 10:00 A.M. Eastern Time
Dial-in number:	(800) 288-8967
Conference call name:	“SBA Fourth Quarter Results”
Replay:	February 23, 2007 at 5:00 P.M. to March 9, 2007 at 11:59 P.M.
Number:	800-475-6701
Access Code:	862695
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity, organic growth and backlog; (ii) the Company’s financial and operational guidance for the first quarter of 2007 and full year 2007; (iii) the Company’s expectations regarding tower acquisitions in 2007 and the type of consideration to be paid in pending tower acquisitions; (iv) the Company’s plan to build 80 to 100 new towers in 2007; and (v) the Company’s prospects for 2007 and its expectations regarding the growth of site leasing revenue, tower cash flow equity free cash flow and equity free cash flow per share. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 10, 2006 and its quarterly reports. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to retain current lessees on towers, including our ability to deal with the impact, if any, of recent consolidation among wireless service providers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (6) the Company’s ability to access sufficient capital to fund its operations, (7) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (8) the continued dependence on towers and outsourced site development services by the wireless carriers, and (9) the Company’s ability to build 80 to 100 new towers in 2007. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended December 31,		For the three months Ended December 31,
	2006	2005	2006	2005
	(in thousands)
Segment revenue	$74,415	$42,897	$22,335	$29,521
Segment cost of revenue (excluding depreciation, accretion and amortization)	(20,283)	(11,828)	(19,710)	(27,146)

Segment operating profit	$54,132	$31,069	$2,625	$2,375

Segment operating profit margin (1)	72.7%	72.4%	11.8%	8.0%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2007 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended December 31,
	2006	2005
	(in thousands)
Site leasing revenue	$74,415	$42,897
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(20,283)	(11,828)

Site leasing segment operating profit	54,132	31,069
Non-cash leasing revenue	(2,375)	(626)
Non-cash ground lease expense	2,119	1,098

Tower Cash Flow(1)	$53,876	$31,541

(1)	Tower Cash Flow for the three months ended March 31, 2007 and fiscal year 2007 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended December 31,
	2006	2005
	(in thousands)
Site leasing revenue	$74,415	$42,897
Non-cash leasing revenue	(2,375)	(626)

Site leasing revenue minus non-cash revenue	$72,040	$42,271

Tower Cash Flow	$53,876	$31,541

Tower Cash Flow Margin	74.8%	74.6%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release, including our 2007 Outlook, includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other expense and excluding non-cash leasing revenue, non-cash ground lease expense, other income and one-time costs related to transition and integration costs in connection with the AAT acquisition. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash leasing revenue. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and the Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

* They do not include one-time costs related to transition and integration costs incurred in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended December 31,
	2006	2005
	(in thousands)
Loss from continuing operations	$(24,265)	$(32,282)
Interest income	(969)	(1,108)
Interest expense	28,340	16,118
Provision for taxes(1)	146	1,173
Depreciation, accretion and amortization	39,893	22,258
Asset impairment and other charges	—	160
Non-cash compensation	1,186	139
Loss from write off of deferred financing fees and extinguishment of debt	3,361	19,541
Non-cash leasing revenue	(2,375)	(626)
Non-cash ground lease expense	2,119	1,098
Other	(367)	443
AAT one-time transition and integration expenses	457	—

Adjusted EBITDA(2)	$47,526	$26,914

Annualized Adjusted EBITDA(3)	$190,104	$107,656

(1)	For the three months ended December 31, 2006, this amount includes $192 of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(2)	Adjusted EBITDA for the three months ended March 31, 2007 and fiscal year 2007 will be calculated in the same manner.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2006	2005
	(in thousands)
Total revenues	$96,750	$72,418
Non-cash leasing revenue	(2,375)	(626)

Total revenue minus non-cash revenue	$94,375	$71,792

Adjusted EBITDA	$47,526	$26,914

Adjusted EBITDA Margin(1)	50.4%	37.5%

(1)	Adjusted EBITDA Margin for the three months ended March 31, 2007 and fiscal year 2007 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents, restricted cash and short-term investments. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents, restricted cash and short-term investments thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

December 31, 2006
(in thousands)
Long-term debt	$1,555,000
Less:
Cash and cash equivalents and restricted cash	80,551

Net debt	$1,474,449

Divided by:
Annualized Adjusted EBITDA	$190,104

Leverage ratio	7.8x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release, including our 2007 Outlook, also includes disclosures regarding Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended December 31,
	2006	2005
	( in thousands)
Adjusted EBITDA	$47,526	$26,914
Net interest expense(1)	(24,311)	(14,518)
Non-discretionary cash capital expenditures	(2,039)	(1,374)
Cash taxes paid	(417)	(393)

Equity free cash flow(2)	$20,759	$10,629

(1)	Excludes amortization of deferred financing fees and the impact of interest rate hedges, and for 2005, includes non-cash accretion on 9 3/4% senior discount notes.
(2)	Equity free cash flow for the three months ended March 31, 2007 and fiscal year 2007 will be calculated in the same manner.

The calculation of Equity Free Cash Flow Per Share is as follows:

	For the three months ended December 31,
	2006	2005
	(in thousands except per share amounts)
Equity Free Cash Flow	$20,759	$10,629
Divided by:
Weighted average number of common shares	104,932	84,991

Equity Free Cash Flow Per Share	$0.20	$0 .13

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended December 31,		For the fiscal year ended December 31,
	(unaudited)	(unaudited)	(unaudited)	(audited)
	2006	2005	2006	2005
Revenues:
Site leasing	$74,415	$42,897	$256,170	$161,277
Site development	22,335	29,521	94,932	98,714

Total revenues	96,750	72,418	351,102	259,991

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	20,283	11,828	70,663	47,259
Site development	19,710	27,146	85,923	92,693
Selling, general and administrative	10,810	7,141	42,277	28,178
Asset impairment and other charges (credits)	—	160	(357)	448
Depreciation, accretion and amortization	39,893	22,258	133,088	87,218

Total operating expenses	90,696	68,533	331,594	255,796

Operating income from continuing operations	6,054	3,885	19,508	4,195

Other income (expense):
Interest income	969	1,108	3,814	2,096
Interest expense(1)	(25,500)	(9,850)	(81,283)	(40,511)
Non-cash interest expense	—	(5,463)	(6,845)	(26,234)
Amortization of deferred financing fees	(2,840)	(805)	(11,584)	(2,850)
Write-off of deferred financing fees and extinguishment of debt	(3,361)	(19,541)	(57,233)	(29,271)
Other income (expense)	367	(443)	692	31

Total other expense	(30,365)	(34,994)	(152,439)	(96,739)

Loss from continuing operations before provision for income taxes	(24,311)	(31,109)	(132,931)	(92,544)

Benefit (Provision) for income taxes	46	(1,173)	(517)	(2,104)

Loss from continuing operations	(24,265)	(32,282)	(133,448)	(94,648)

Loss from discontinued operations, net of income taxes	—	(15)	—	(61)

Net loss	$(24,265)	$(32,297)	$(133,448)	$(94,709)

(1)	Includes $221, ($313), ($703), and ($347) of impact of interest rate hedges for the three months ended December 31, 2006 and 2005 and for the fiscal years ended December 31, 2006 and 2005, respectively.

	For the three months ended December 31,		For the fiscal year ended December 31,
	2006	2005	2006	2005
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0. 23)	$(0.38)	$(1.36)	$(1.28)
Gain (loss) from discontinued operations	—	—	—	—

Net loss per common share	$(0.23)	$(0.38)	$(1.36)	$(1.28)

Weighted average number of common shares	104,932	84,991	98,193	73,823

Other Data:
Tower Cash Flow	$53,876	$31,541

Adjusted EBITDA	$47,526	$26,914

Equity Free Cash Flow	$20,759	$10,629

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$46,148	$45,934
Restricted cash	34,403	19,512
Short-term investments	—	19,777
Accounts receivable, net of allowances of $1,316 and $1,136 in 2006 and 2005, respectively	20,781	17,533
Other current assets	26,275	29,432

Total current assets	127,607	132,188

Property and equipment, net	1,105,942	728,333
Intangible assets, net	724,872	31,491
Deferred financing fees, net	33,221	19,931
Other long-term assets	54,650	40,593

Total assets	$2,046,292	$952,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$27,346	$32,827
Interest payable	4,056	3,880
Other current liabilities	28,402	15,436

Total current liabilities	59,804	52,143

Long-term liabilities:
Long-term debt	1,555,000	784,392
Deferred revenue	542	302
Other long-term liabilities	45,025	34,268

Total long-term liabilities	1,600,567	818,962

Shareholders’ equity	385,921	81,431

Total liabilities and shareholders’ equity	$2,046,292	$952,536

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,265)	$(32,297)
Depreciation, accretion and amortization	39,893	22,257
Other non-cash items reflected in Statements of Operations	2,588	6,715
Loss from write-off of deferred financing fees and extinguishment of debt	3,361	19,541
Changes in operating assets and liabilities	13,962	(2,432)

Net cash provided by operating activities	35,539	13,785

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	—	(34,628)
Sale of short-term investments	—	14,996
Capital expenditures	(10,161)	(6,242)
Acquisitions and related earn-outs	(14,471)	(22,671)
Proceeds from sale of fixed assets	36	196
Payments of restricted cash	(216)	(128)

Net cash used in investing activities	(24,812)	(48,477)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from equity offering, net of financing fees	(94)	151,480
Proceeds from CMBS Certificates, net of financing fees	1,126,799	393,328
Repayment of bridge facility	(1,100,000)	—
Proceeds from employee stock purchase/option plans	5,770	1,620
(Payments)/proceeds from settlement of swap	(14,503)	14,774
Funding of restricted cash relating to CMBS Certificates	(22,848)	(17,937)
Financing fees on senior credit facility and bridge facility	(118)	(971)
Repayment of senior credit facility and notes payable	—	(342,938)
Repayment/redemption of 9 3/4% senior discount notes and 8 1/2% senior notes	—	(142,207)

Net cash (used in) provided by financing activities	(4,994)	57,149

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,733	22,457

CASH AND CASH EQUIVALENTS:
Beginning of period	40,415	23,477

End of period	$46,148	$45,934

	For the three months ended December 31, 2006	For the fiscal year ended December 31, 2006
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$5,403	$16,995
Operating tower expenditures:
Tower upgrades/augmentations	2,719	5,681
Maintenance/improvement capital expenditures	1,743	4,061

	4,462	9,742

General corporate expenditures	296	2,960

Total cash capital expenditures	$10,161	$29,697